Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 10, 2021, Domtar Corporation, a Delaware corporation (“Domtar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Parent”), Pearl Merger Sub Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“Pearl 1”), and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands (“Pearl 2”) and, together with Parent and Pearl 1, the “Parent Parties”), providing for the acquisition by Parent of all of the outstanding shares of Domtar common stock (the “Domtar Stock”), by means of a merger of Merger Sub with and into Domtar (the “Merger”), with Domtar surviving the Merger as a subsidiary of Parent. The Merger was completed on November 30, 2021.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10796 “Amendments to Final Disclosures about Acquired and Disposed Businesses”. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger and (2) factually supportable.

The unaudited pro forma combined condensed financial data herein give effect to the Parent Parties acquisition of all of the outstanding shares of Domtar’s common stock for the total consideration to be paid of $2,796 million and related financing transactions, including refinancing Domtar’s existing indebtedness of $500 million..

The unaudited pro forma combined condensed financial data also gives effect to the anticipated change of control repayment of existing indebtedness of Domtar Corporation. The existing Domtar indebtedness is comprised of $250 million aggregate principal amount of 6.25% senior notes due 2042 and $250 million aggregate principal amount of 6.75% senior notes due 2044. The change of control offers will be to repurchase all of the existing Domtar notes from holders at a purchase price equal to 101% (or a premium of $5 million) of the aggregate principal amount of the existing Domtar notes plus accrued and unpaid interest to the date of the repurchase.

The Merger and related transactions will be financed with:

•	an equity contribution of approximately $1,548 million provided by Parent Parties (the “Equity Investment”);

•	a $775 million Term Loan Facility (including Delayed Draw Term Loan); and

•	the issuance of $775 million aggregate principal amount of Senior Secured Notes due 2028, and

•	cash on hand

The following unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it occurred on September 30, 2021. The accompanying unaudited pro forma condensed combined statements of earnings for the nine month period ended September 30, 2021 and the year ended December 31, 2020 give effect to the Merger as if it occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the Merger. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger as the Parent Parties are holding entities.

The transaction accounting pro forma adjustments are described in the accompanying notes and are based upon available information and Parent best estimate assumptions.

This unaudited pro forma condensed combined financial information is for illustrative informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma condensed combined financial information presented below due to various factors including those described under “Risk Factors” included in the Domtar Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly report on Form 10-Q for the period ended September 30, 2021, as filed with the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the historical financial statements included in the Domtar Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly report on Form 10-Q for the period ended September 30, 2021, as filed with the Securities and Exchange Commission. Pearl Merger Sub is a wholly owned subsidiary of Pearl Excellence Holdco L.P., and has been newly formed for the sole purpose of completing the acquisition. It has no assets or operations at September 30, 2021 and is expected to receive an investment of $1.5 billion in order to fund the equity portion of Merger Consideration.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates. As of December 6, 2021, Parent has not completed the detailed valuation studies necessary to determine the required estimates of fair value of the assets acquired and liabilities assumed of Domtar. However, as indicated in Note 3 of the unaudited pro forma condensed combined financial information, the Parent has made certain adjustments to the historical book values of the assets and liabilities of Domtar. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

At September 30, 2021

(In millions of dollars, unless otherwise noted)

	Pearl Merger Sub Historical	Domtar Historical	Financing and Transaction costs - Pearl Merger Sub	Transaction Accounting - Pearl Merger Sub	Transaction Accounting - Domtar - Preliminary Purchase Price Allocation Adjustments	Financing - Repayment of Domtar Existing Notes	Cash Settlement of Transaction Liabilites - Section 5	Notes	Pro Forma Combined
	$	$	$		$	$	$		$
Assets
Current assets
Cash and cash equivalents	—	344	3,098	(2,796)	—	(505)	(141)	A, K	—
Receivables	—	556	—	—	—	—			556
Inventories	—	644	—	—	98	—		C	742
Prepaid expenses	—	69	—	—	—	—			69
Income and other taxes receivable	—	30	—	—	—	—			30

Total current assets	—	1,643	3,098	(2,796)	98	(505)	(141)		1,397
Property, plant and equipment, net	—	2,034	—	—	687	—		D	2,721
Operating lease right-of-use assets	—	45	—	—	—	—			45
Intangible assets, net	—	29	—	—	28	—		E	57
Other assets	—	196	—	—	38	—		F, H	234
Goodwill	—	—	—	—	—	—		J	—

Total assets	—	3,947	3,098	(2,796)	851	(505)	(141)		4,454

Liabilities and shareholders’ equity
Current liabilities
Bank indebtedness	—	—	—	—	—	—	42		42
Trade and other payables	—	553	72	—	79	—	(183)	B, G	521
Income and other taxes payable	—	18	—	—	—	—			18
Operating lease liabilities due within one year	—	19	—	—	—	—			19
Long-term debt due within one year	—	1	—	—	—	—			1

Total current liabilities	—	591	72	—	79	—	(141)		601
Long-term debt	—	503	1,498	—	11	(505)		F, K	1,507
Operating lease liabilities	—	40	—	—	—	—			40
Deferred income taxes and other	—	325	—	—	208	—		I	533
Other liabilities and deferred credits	—	273	—	—	(28)	—		H	245
Shareholders’ equity					—	—			—
Common stock	—	1	—	(2,796)	2,795				—
Treasury stock	—	—		—	—	—			—
Additional paid-in capital	—	1,488	1,548	—	(1,488)	—		A	1,548
Retained earnings (Accumulated deficit)	—	928	(20)	—	(928)	—		B	(20)
Accumulated other comprehensive loss	—	(202)		—	202	—			—

Total shareholders’ equity	—	2,215	1,528	(2,796)	581	—	—		1,528

Total liabilities and shareholders’ equity	—	3,947	3,098	(2,796)	851	(505)	(141)		4,454

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the nine months ended September 30, 2021

(In millions of dollars, unless otherwise noted)

	Pearl Merger Sub Historical	Domtar Historical	Financing and Transaction costs - Pearl Merger Sub	Transaction Accounting - Pearl Merger Sub	Transaction Accounting - Domtar - Preliminary Purchase Price Allocation Adjustments	Financing - Repayment of Domtar Existing Notes	Notes	Pro Forma Combined
	$	$	$	$	$	$		$
Sales	—	2,985	—	—	—	—		2,985
Operating expenses
Cost of sales, excluding depreciation and amortization	—	2,400	—	—	—	—	C	2,400
Depreciation and amortization	—	160	—	—	7	—	D, E	167
Selling, general and administrative	—	202	—	—	—	—	G	202
Impairment of long-lived assets	—	8	—	—	—	—		8
Closure and restructuring costs	—	33	—	—	—	—		33
Asset conversion costs	—	22	—	—	—	—		22
Other operating (income) loss, net	—	(6)	—	—	—	—		(6)

	—	2,819	—	—	7	—		2,826

Operating income (loss)	—	166	—	—	(7)	—		159
Interest expense, net	—	42	82	—	(2)	(40)	F, K	82
Non-service components of net periodic benefit cost	—	(19)	—	—	(6)	—	H	(25)

(Loss) earnings before income taxes and equity loss	—	143	(82)	—	1	40		102
Income tax expense (benefit)	—	38	(21)	—	1	10	I	28
Equity method investment loss, net of taxes	—	—	—	—	—	—		—

(Loss) earnings from continuing operations	—	105	(61)	—	—	30		74
(Loss) earnings from discontinued operations, net of taxes	—	(23)	—	—	—	—		(23)

Net (loss) earnings	—	82	(61)	—	—	30		51

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2020

(In millions of dollars, unless otherwise noted)

	Pearl Merger Sub Historical	Domtar Historical	Financing and Transaction costs - Pearl Merger Sub	Transaction Accounting - Pearl Merger Sub	Transaction Accounting - Domtar - Preliminary Purchase Price Allocation Adjustments	Financing - Repayment of Domtar Existing Notes	Notes	Pro Forma Combined
	$	$	$		$	$		$
Sales	—	3,652	—	—	—	—		3,652
Operating expenses
Cost of sales, excluding depreciation and amortization	—	3,125	—	—	51	—	C	3,176
Depreciation and amortization	—	223	—	—	—	—	D, E	223
Selling, general and administrative	—	253	20	—	79	—	B, G	352
Impairment of long-lived assets	—	136	—	—	—	—		136
Closure and restructuring costs	—	99	—	—	—	—		99
Asset conversion costs	—	—	—	—	—	—		—
Other operating (income) loss, net	—	(7)	—	—	—	—		(7)

	—	3,829	20	—	130	—		3,979

Operating income (loss)	—	(177)	(20)	—	(130)	—		(327)
Interest expense, net	—	58	109	—	(2)	(56)	F, K	109
Non-service components of net periodic benefit cost	—	(17)	—	—	(10)	—	H	(27)

(Loss) earnings before income taxes and equity loss	—	(218)	(129)	—	(118)	56		(409)
Income tax expense (benefit)	—	(76)	(27)	—	4	14	I	(85)
Equity method investment loss, net of taxes	—	3		—	—	—		3

(Loss) earnings from continuing operations	—	(145)	(102)	—	(122)	42		(327)
(Loss) earnings from discontinued operations, net of taxes	—	18	—	—	—	—		18

Net (loss) earnings	—	(127)	(102)	—	(122)	42		(309)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based upon historical financial information of Merger Sub and Domtar, giving effect to the Merger and related financing transactions and other related adjustments described in these footnotes. This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and does not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Domtar and the notes thereto, included in the Domtar Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly report on Form 10-Q for the period ended September 30, 2021, as filed with the Securities and Exchange Commissionn..

All amounts shown in this section are in U.S. dollars and all historical amounts are also in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by the Parent.

The Merger has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Parent’s management has determined that Merger Sub is the “acquirer” for financial accounting purposes.

The resulting goodwill and other intangible assets are accounted for under FASB ASC 350 “Intangibles – Goodwill and other”.

The total purchase price is allocated to the assets acquired and liabilities assumed based on management’s preliminary estimates of their fair value as at September 30, 2021. Changes are expected as valuations of certain tangible and intangible assets and liabilities are finalized. As a result, actual fair values of assets acquired and liabilities assumed, the goodwill generated as well as related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma condensed combined financial information included herein. If the fair value of the acquired assets is higher than the preliminary values above, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of earnings does not reflect operational and administrative cost savings or synergies as a result of the Merger as none are anticipated at this time.

2. Pearl Merger Sub – Financing, Transaction costs and Purchase of Domtar

A. Source of funds and financing costs

Cash required for the transaction is obtained through an equity investment from Parent ($1,548 million), a term loan ($775 million) and senior secured notes ($775 million) for a total funding of $3,098 million.

Parent incurred $52 million debt issuance costs. The debt issuance costs are amortized over the term of 7 years. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under the term loan and senior secured notes are assumed to have a weighted average interest rate of 6.5%. See Note 3 (below) for further discussion on interest expense pro forma adjustments.

in millions of US dollars
Term Loan and Senior Secured Notes	1,550
Less: Debt issuance costs	(52)

Net long-term debt	1,498

Parent expects to incur interest cost of approximately 6.5%, or $101 million, on an annual basis, or $76 million on a nine-month basis, related to the term loan and the senior secured notes. The amortization of the debt issuance costs of $8 million on an annual basis and $6 million for nine months, will also be reflected in interest expense. The total interest costs for the new debt, including the amortization of debt issue costs, is $109 million for the year ended December 31, 2020 and $82 million for the nine-month period ended September 30, 2021.

In addition, the purchase price is $55.50 per share for all the issued and outstanding shares of common stock of Domtar being 50,379,090 shares for a total consideration given of $2,796 million.

B. Transaction costs

Parent expects to incur $72 million of transaction costs related to the Merger. Of this amount, $52 million relates to the issuance of debt and $20 million related to advisory related costs. For tax purposes, the Parent transaction advisory costs are not deductible and form part of the cost basis of the investment in Domtar. No income tax benefit was reflected in the unaudited pro forma condensed combined statements of earnings. This $20 million in advisory related costs has been reflected in the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2020.

3. Domtar - Preliminary Purchase Price Allocation Adjustments

The purchase price is $2,796 million. The purchase price allocation is based on initial estimates of fair values of acquired assets and assumed liabilities at September 30, 2021. The purchase price allocation is preliminary as the Parent is awaiting additional information necessary to finalize the purchase price allocation, including completion of detailed valuation studies by an outside valuation firm. The following steps are required to complete the purchase price allocation and are expected to be completed during 2022:

•	identify all intangible assets that need to be recorded;

•	finalize detailed valuation studies of tangible and intangible assets;

•	evaluate the expected useful lives of property, plant and equipment and amortizable intangible assets; and

•	assess the completeness and valuation of assumed liabilities.

Parent has not currently identified any significant contingencies. However, contingencies associated with the Merger could be identified and will be taken into consideration in the finalization of the purchase price allocation. Any increase in liabilities would result in an increase in the amount preliminarily allocated to goodwill. Parent is unable at this time to estimate the amount by which goodwill might increase.

C. Fair value of inventories

To increase inventories currently valued based on a LIFO or average cost basis to their fair value less costs to sell. The total step up of $98 million includes the estimated fair value step up adjustment related to LIFO of $47 million and the estimated fair value step up adjustment related to fair value less costs to sell of $51 million. The latter amount is expected to be amortized to the cost of sales during the first quarter after the closing of the transaction, during which time the finished goods inventory on hand on the closing date of the transaction will be consumed or sold. The pro forma adjustment for amortization of the fair value step up of $51 million is reflected within the first quarter of the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2020.

D. Fair value of property, plant and equipment and depreciation expense

To reflect the increase in the fair value of property, plant and equipment based on the Parent’s preliminary assessments of the related assets fair value. The majority in the step up of the value of the assets will likely be attributable to machinery and equipment. The estimated incremental depreciation expense was based on step up value of $687 million, bringing the fair value of the property plan and equipment to $2,721 million depreciated over 12.5 years estimated average remaining useful life. See table below.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when the Parent has completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary allocation used in the pro forma adjustments. A $100 million change in the value allocated to property, plant and equipment could impact related depreciation expense by approximately $7 to $8 million. A change in the estimated average remaining useful lives by one year could impact related depreciation expense by approximately $17 million.

E. Fair value of intangible assets and amortization expense

To reflect the increase in the fair value of intangible assets based on Parent’s preliminary assessment. The majority in the step up of the value of the assets will likely be attributable to customer relationships, tradenames, and water rights. The estimated incremental amortization expense was based on step up value of intangible assets of $28 million amortized over 15 to 30 years estimated average remaining useful life.

	Depreciation and amortization – September 30, 2021 in millions of US dollars	Depreciation and amortization – December 31, 2020 in millions of US dollars
Reversal of historical Domtar’s depreciation and amortization expense	(160)	(223)
Depreciation of acquired property, plant, and equipment	165	220
Amortization of acquired definite-lived intangible assets	2	3

Total depreciation and amortization expense adjustment	7	—

F. Fair value of long-term debt, debt issue costs and interest expense

To adjust long term debt to fair value based on the change of control premium of 101% in the amount of a $5 million increase to long term debt and to write off $6 million of related deferred debt issue costs presented in long term debt for a total of $11 million at September 30, 2021. A further adjustment to write off $2 million of unamortized debt issuance costs reflected in Other Assets related to the historical revolving credit facility.

Pro Forma Interest Expense adjustment

Description	Nine-month period ended September 30, 2021 Amount in millions of US dollars	Year ended Dec 31, 2020 Amount in millions of US dollars
Fair value increment amortization	—	—
Remove amortization of historical debt issue costs	(2)	(2)
Pro Forma Interest Expense adjustment	(2)	(2)

G. Transaction related liabilities

As a result of the transaction, additional liabilities are recognized to reflect the accelerated vesting and change in measurement value of stock-based compensation awards as prescribed by the Merger ($48 million), additional liabilities related to advisory and other transaction related costs ($26 million) as well as the triggering of severance and other compensation agreements ($5 million). The incremental expense related to these liabilities of $79 million, not previously recorded in the historical financial statements of Domtar, was reflected in the first quarter of the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2020.

The expense related to advisory and other transaction related costs recorded in the historical financial statements of Domtar was $23 million for the nine-month period ended September 30, 2021 and Nil for the year ended December 31, 2020. This amount was not removed in the unaudited pro forma condensed combined statement of earnings for the nine-month period ended September 30, 2021 or the year ended December 31, 2020.

No adjustment was made to historical financial statements of Domtar in the unaudited pro forma condensed combined statement of earnings for the nine month period ended September 30, 2021 or the year ended December 31, 2020 related to compensation expense as, per the Merger, historical short term and long term incentive plans are to be replaced by compensation plans that are substantially similar in the aggregate.

H. Domtar pension, post-retirement and post-employment benefits

To adjust for pension, post-retirement and post-employment assets and liabilities as well as expenses to reflect the fair value of all plans. Net pension assets increased by $40 million. Including the write off of the deferred debt issue costs, discussed in “Note F” above, the other assets adjustment is $38 million. Pension liabilities decreased by $28 million.

Related net periodic benefit cost reduction of $6 million (for the nine month period ended September 30, 2021) and $10 million (for the year ended December 31, 2020) has been reflected in Non-service components of net periodic benefit cost in the unaudited pro forma condensed combined statement of earnings.

I. Income tax impact purchase price allocation

The pro forma adjustments were tax effected at a blended estimated statutory tax rate of 25%. The blended estimated statutory rate is a weighted average of the statutory income tax rates in the jurisdictions in which the combined company generates taxable income or loss. The statutory rate may differ from the combined company’s effective tax rate, which will include other tax charges and benefits. Additionally, the statutory rate does not take into account any historical or possible future tax events that may impact the combined company following consummation of the merger.

J. Determination of goodwill

Preliminary estimated purchase price allocation is that that there is no value allocated to goodwill. The final valuation of assets and liabilities and related allocation of purchase price may result in goodwill.

4. Repayment of Existing Domtar Senior Notes

K. Debt and interest expense

The unaudited pro forma combined condensed financial data also gives effect to the anticipated change of control repayment of existing indebtedness of Domtar Corporation at September 30, 2021 for $505 million. The existing Domtar indebtedness is comprised of $250 million aggregate principal amount of 6.25% senior notes due 2042 and $250 million aggregate principal amount of 6.75% senior notes due 2044. The change of control offers will be to repurchase all of the existing Domtar notes from holders at a purchase price equal to 101% (or a premium of $5 million) of the aggregate principal amount of the existing Domtar notes, plus accrued and unpaid interest to the date of the repurchase.

The unaudited pro forma combined condensed financial data also gives effect to the removal of all previous interest expense related to the existing Domtar indebtedness. The pro forma combined column of the September 30, 2021 unaudited pro forma condensed combined balance sheet reflects the expected debt level of the combined company after the effect of the Merger and related transactions. That is, $775 million term loan, $775 million senior secured notes, $10 million of finance lease obligations of Domtar offset by $52 million of debt issue costs for a total of $1,508 million of debt including the current portion.

The pro forma combined column in the unaudited pro forma condensed combined statement of earnings for the nine month period ended September 30, 2021 and the year ended December 31, 2020 reflects the expected interest expense of the combined company after the effect of the Merger and related transactions while removing the historical interest cost of the company. Parent expects to incur interest cost of approximately 6.5%, or $101 million on an annual basis, or $76 million on a nine-month basis, related to the term loan and the senior secured notes. Finance lease obligation costs represent approximately $0.4 million for the year ended December 31, 2020. The amortization of the debt issue costs of $8 million on an annual basis and $6 million for nine months, will also be reflected in interest expense. The total interest costs for the new debt including the amortization of debt issue costs is $109 million for the year ended December 31, 2020 and $82 million for the nine-month period ended September 30, 2021.

A 1/8% change in interest rate would affect interest costs by approximately $2 million on an annual basis.

5. Supplemental information on pro forma cash balances

The above pro forma balance sheet at September 30, 2021, reflects liabilities of the Parent as well as liabilities established using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations that will be settled in cash shortly after closing. The table below reflects these items and their impact on pro forma cash balance.

Description	Pro Forma Cash and Cash Equivalents adjustment – At September 30,2021 in millions of US dollars
Parent transaction costs liability – See 2B above	72
Stock-based compensation awards liability adjustment – see 3G above	48
Stock-based compensation awards liability already in Domtar historical accounts	25
Additional liabilities related to advisory and other transaction related costs – see 3G above	26
Additional liabilities related to triggering of severance other compensation agreements – see 3G above	5
Liabilities related to triggering of severance other compensation agreements liability already in Domtar historical accounts	7

Total of Above items	183